Filed Pursuant to Rule 424(b)(3)

Registration No. 333-276131

Prospectus Supplement No. 7

(To Prospectus dated December 29, 2023)

ALLURION TECHNOLOGIES, INC.

Up to 9,482,468 Shares of Common Stock

This prospectus supplement no. 7 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 29, 2023 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-276131). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2024 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR” and our public warrants are listed on the NYSE under the symbol “ALUR.WS”. On August 14, 2024, the last quoted sale price for shares of our common stock as reported on the NYSE was $0.6938 per share, and the last quoted sale price for our public warrants as reported on the NYSE was $0.2375 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 23 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is August 15, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2024

Allurion Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41767	92-2182207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Huron Drive
Natick, Massachusetts		01760
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 647-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALUR	The New York Stock Exchange
Warrants to purchase 1.420455 shares of common stock, each at an exercise price of $8.10 per share of common stock	ALUR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 12, 2024, Allurion Technologies, Inc. (the “Company”) received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) that it is not in compliance with the continued listing standard set forth in Section 802.01C of the NYSE’s Listed Company Manual (“Section 802.01C”) because the average closing price of the Company’s common stock was less than $1.00 per share over the consecutive 30 trading-day period ended August 8, 2024. The Notice does not result in the immediate delisting of the Company’s common stock from the NYSE.

The Company can regain compliance at any time within a six-month cure period following its receipt of the Notice if, on the last trading day of any calendar month during such cure period, the Company has both: (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of the applicable calendar month. The Company intends to remain listed on the NYSE and is considering all available options to regain compliance with the NYSE’s continued listing standards, including, but not limited to, a reverse stock split, subject to stockholder approval. Section 802.01C provides for an extension to the six-month cure period if the action required to cure the price condition requires stockholder approval, in which case, the action needs to be approved by no later than the Company’s next annual stockholder’s meeting and implemented promptly thereafter.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during such cure period, subject to the Company’s compliance with other NYSE continued listing standards. The Company’s common stock will continue to trade on the NYSE under the symbol “ALUR” with the designation of “.BC” to indicate the status of the shares as “below criteria.” If the Company does not regain compliance with the minimum share price requirement, the Company’s common stock will be subject to suspension and delisting from the NYSE. If the Company’s common stock ultimately were to be delisted, it could negatively impact the Company by reducing the liquidity and market price of the Company’s common stock. Furthermore, the Notice is not anticipated to impact the ongoing business operations of the Company or its reporting requirements with the U.S. Securities and Exchange Commission.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the U.S. federal and state securities laws. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions and include statements regarding the Company’s plans to notify the NYSE that it intends to cure the stock price deficiency and return to compliance with the applicable NYSE continued listing standards, its intention to remain listed on the NYSE, and its options to regain compliance with the NYSE’s continued listing standards. Forward-looking statements are predictions, projections and other statements about future events that reflect the current beliefs and assumptions of the Company’s management based on information currently available to them and, as a result, are subject to risks and uncertainties. Many factors could cause actual future results or developments to differ materially from the forward-looking statements in this communication, including but not limited to (i) the ability of the Company to obtain and maintain regulatory approvals for and successfully commercialize its products and offerings, including the Allurion Balloon, (ii) the timing of, and results from, the Company’s clinical studies and trials, (iii) the evolution of the markets in which the Company competes, (iv) the ability of the Company to defend its intellectual property and satisfy regulatory requirements, (v) the impact of global economic conditions and geopolitical events on the Company’s business, (vi) the Company’s expectations regarding its market opportunities, (vii) the risk of economic downturns and a changing regulatory landscape in the highly competitive industry in which the Company operates, (viii) the risk that the Notice and noncompliance with NYSE continued listing standards may impact the Company’s results of operations, business operations and reputation and the trading prices and volatility of the Company’s common stock, and (ix) the Company’s ability to continue to meet NYSE continued listing standards. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed on March 26, 2024 (as subsequently amended) and other documents filed by the Company from time to time with the U.S. Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

Item 7.01 Regulation FD Disclosure.

As required by Section 802.01C, the Company issued a press release on August 15, 2024, announcing that it had received the notice of noncompliance with the NYSE’s continued listing standards. A copy of the press release is being furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release of Allurion Technologies, Inc., dated August 15, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLURION TECHNOLOGIES, INC.

Date: August 15, 2024	By:	/s/ Brendan Gibbons
	Name: Title:	Brendan Gibbons Chief Legal Officer